Exhibit 99.1

WAL-MART

STORES, INC.

800-331-0085 — www.walmartstores.com/news

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479-273-8446
Carol Schumacher 479-277-1498

Media Relations Contact
John Simley 800-331-0085

Wal-Mart Reports January Sales

BENTONVILLE, Ark., Feb. 7, 2008 — Wal-Mart Stores, Inc. (NYSE: WMT) reported net sales for the four-week and 52-week periods ending Feb. 1, 2008, and Feb. 2, 2007, respectively, as follows (dollars in billions).

	Net Sales
	4 Weeks Ended		Percent	52 Weeks Ended		Percent
	2/1/2008	2/2/2007	Change	2/1/2008	2/2/2007	Change
Wal-Mart Stores	$16.937	$16.361	3.5%	$238.973	$225.944	5.8%
Sam’s Club	3.156	2.977	6.0%	44.254	41.509	6.6%
International	7.187	5.951	20.8%	92.181	78.437	17.5%

Total Company	$27.280	$25.289	7.9%	$375.408	$345.890	8.5%

Wal-Mart reports monthly sales on the National Retail Federation’s (NRF) 4-5-4 calendar. The Company also reports sales for each of its fiscal quarters based on the calendar months within the quarter and the fiscal year, which begins each year on Feb. 1. Wal-Mart will report earnings for the fourth quarter and fiscal year ending Jan. 31, 2008 on Feb. 19, 2008. The Company expects to report total net sales for the fiscal year ended Jan. 31, 2008 of approximately $375 billion.

Comparable store sales for the four-week and 52-week periods ending Feb. 1, 2008, and Feb. 2, 2007, respectively, were as follows:

	Four Weeks Comparable Store Sales
	Without Fuel		With Fuel		Fuel Impact
	2/1/2008	2/2/2007	2/1/2008	2/2/2007	2/1/2008	2/2/2007
Wal-Mart Stores	0.2%	1.8%	0.2%	1.8%	0.0%	0.0%
Sam’s Club	2.1%	2.8%	4.9%	1.6%	2.8%	-1.2%

Total U.S.	0.5%	2.0%	0.9%	1.8%	0.4%	-0.2%

	Fifty-two Weeks Comparable Store Sales
	Without Fuel		With Fuel		Fuel Impact
	2/1/2008	2/2/2007	2/1/2008	2/2/2007	2/1/2008	2/2/2007
Wal-Mart Stores	0.9%	1.9%	0.9%	1.9%	0.0%	0.0%
Sam’s Club	4.2%	2.8%	4.9%	2.5%	0.7%	-0.3%

Total U.S.	1.4%	2.0%	1.5%	2.0%	0.1%	0.0%

Wal-Mart Stores

During weeks 40 through 48, Wal-Mart Stores U.S. had comparable store sales of approximately two percent. Comparable store sales during the four-week January period fell below expectations, despite continued strength in the grocery and health and wellness categories.

Unfavorable weather negatively affected overall general merchandise sales, especially in the Midwest. Gift card redemptions were below expectations, and customers appear to be holding gift cards longer and using them more often for food and consumables rather than discretionary purchases.

“Our inventory position remains very good across the country, which has resulted in fewer sales from clearance items than the same period last year,” said Eduardo Castro-Wright, Wal-Mart Stores U.S. president and chief executive officer.

“Sales of ‘Game Time’ products such as flat panel TVs, as well as Valentine’s Day items gave us solid momentum going into February,” Castro-Wright added. “New items like the Hannah Montana collection are also selling well.”

Sam’s Club

Sam’s Club sales for the four-week period continued to be driven by increases in average ticket for both business and Advantage members, with greater strength in the small business segment. Sales strengths for the period included fresh, dry grocery and consumables. On the general merchandise side, electronics and video games were highlights. Home furnishing-related items and seasonal categories experienced softer sales relative to more basic categories.

As in recent months, both higher gas prices compared to a year ago and volume increases contributed to the growth in comparable club sales with fuel.

International

Sales at the Company’s operations in the United Kingdom, Canada, Brazil and China were strong during the January period. In Canada, food sales continued to post strong gains, driven by the supercentre expansion program. Sales growth in the electronics category continued to outpace Wal-Mart Canada’s overall sales growth. Softness continues in Mexico.

Guidance

“Comparable store sales in the United States for the February four-week period are estimated to be between flat and two percent,” said Tom Schoewe, executive vice president and chief financial officer. “Despite our softer than expected comps during the January period, our inventory position at Wal-Mart Stores U.S. remains solid. We expect to be within our previously stated guidance of $0.99 to $1.03 for earnings per share from continuing operations for the fourth quarter of fiscal year 2008.”

The February four-week period runs from Feb. 2, 2008 through Feb. 29, 2008.

As previously noted, the Company reports net sales and comparable store sales consistent with the NRF calendar. Because last year’s NRF calendar included 53 weeks, and five weeks in the January period, Wal-Mart has reclassified its January comparable store sales to better match the four-week period this year. As a result, the comparable store sales increase of 2.2 percent reported for the five-week period ending Feb. 2, 2007 was reclassified to 2.0 percent for the four-week period ending Feb. 2, 2007. The Company has posted on its Web site, www.walmartstores.com/investors, a “reclassification” document showing prior year comparable store sales re-grouped to match the comparable weeks for the current reporting calendar. The year-over-year comparison beginning with the February reporting period will not require reclassification because the 2007 and 2008 years both contain 52 weeks.

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The Company’s securities are listed on the New York Stock Exchange under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

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This release contains statements that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. These forward-looking statements relate to our management’s expectation for comparable store sales in the United States for the February four-week reporting period to end February 29, 2008, and our management’s expectations for earnings per share from continuing operations for the fourth quarter of fiscal year 2008. These statements are identified by use of the words “estimated” and “expect,” in these statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including consumer spending patterns and debt levels, unemployment levels, fuel prices, inflation levels, weather conditions, competitive pressures and other risks. We discuss certain of these matters and other risk factors more fully in our filings with the SEC, including our last Annual Report on Form 10-K. This release should be read in conjunction with that Annual Report on Form 10-K and certain other Company filings with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating these forward-looking statements made in this release and not to place undue reliance on such statements. As a result of these and other matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from those discussed in the forward-looking statements. The forward-looking statements included in this release are made only as of the date of this release, and we undertake no obligation to update it to reflect subsequent events or circumstances.

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